Exhibit 1

Media Relations Jorge Pérez +52 (81) 8888-4334 mr@cemex.com	Investor Relations Eduardo Rendón +52 (81) 8888-4256 ir@cemex.com	Analyst Relations Luis Garza +52 (81) 8888-4136 ir@cemex.com

CEMEX ANNOUNCES PRICING OF U.S.$600 MILLION
IN SENIOR SECURED NOTES

MONTERREY, MEXICO, MARCH 14, 2013 – CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX) announced today the pricing of U.S.$600 million aggregate principal amount of senior secured notes (the “Notes”) denominated in U.S. dollars.

The Notes will bear interest at an annual rate of 5.875% and mature in 2019. The Notes will be issued at par and will be callable commencing on their 3rd anniversary. The closing of the offering is expected to occur on March 25, 2013, subject to satisfaction of customary closing conditions.

CEMEX intends to use approximately U.S.$55 million of the net proceeds from the offering for the repayment in full of the remaining indebtedness under CEMEX’s 2009 Financing Agreement, dated August 14, 2009, as amended, and the remainder for general corporate purposes, including the repayment of other indebtedness.

The Notes will share in the collateral pledged for the benefit of the lenders under the Facilities Agreement and other secured obligations having the benefit of such collateral, and will be guaranteed by CEMEX México, S.A. de C.V., CEMEX Concretos, S.A. de C.V., Empresas Tolteca de México, S.A. de C.V., New Sunward Holding B.V., CEMEX España, S.A., Cemex Asia B.V., CEMEX Corp., Cemex Egyptian Investments B.V., CEMEX France Gestion (S.A.S.), Cemex Research Group AG, Cemex Shipping B.V. and CEMEX UK.

The Notes and the guarantees thereof have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and they may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

THE NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES) MAINTAINED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR CNBV), AND MAY NOT BE OFFERED OR SOLD PUBLICLY IN MEXICO, EXCEPT THAT THE NOTES MAY BE OFFERED AND SOLD IN MEXICO, PURSUANT TO THE PRIVATE PLACEMENT EXEMPTION SET FORTH IN ARTICLE 8 OF THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES), TO INSTITUTIONAL AND QUALIFIED INVESTORS. UPON THE ISSUANCE OF THE NOTES, WE WILL NOTIFY THE CNBV OF THE ISSUANCE OF THE NOTES, INCLUDING THE PRINCIPAL CHARACTERISTICS OF THE NOTES AND THE OFFERING OF THE NOTES OUTSIDE MEXICO. SUCH NOTICE WILL BE DELIVERED TO THE CNBV TO COMPLY WITH A LEGAL REQUIREMENT AND FOR INFORMATION PURPOSES ONLY, AND THE DELIVERY TO AND THE RECEIPT BY THE CNBV OF SUCH NOTICE, DOES NOT CONSTITUTE OR IMPLY ANY CERTIFICATION AS TO THE INVESTMENT QUALITY OF THE NOTES OR OF OUR SOLVENCY, LIQUIDITY OR CREDIT QUALITY OR THE ACCURACY OR COMPLETENESS OF THE INFORMATION SET FORTH HEREIN. THE INFORMATION CONTAINED IN THE DOCUMENTS USED

FOR THE OFFERING OF THE NOTES IS THE EXCLUSIVE RESPONSIBILITY OF CEMEX AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE CNBV.

This announcement is addressed solely to qualified investors (within the meaning of the Prospectus Directive) in any Member State of the EEA that has implemented EU Directive 2003/71/EC (together with any applicable implementing measures in any Member State, the “Prospectus Directive”).

The information contained in this announcement does not constitute an invitation or inducement to engage in investment activity within the meaning of the United Kingdom Financial Services and Markets Act 2000. In the United Kingdom, this announcement is being distributed only to, and is directed only at (i) investment professionals who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “Relevant Persons”). The information contained in this announcement must not be acted on or relied on in the United Kingdom by persons who are not Relevant Persons. In the United Kingdom, the Notes were only available to, and any investment or investment activity to which this announcement relates was available only to Relevant Persons, and was engaged in only with such persons. Any person who is not a Relevant Person should not act or rely on the information contained in this announcement.

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This press release contains forward-looking statements and information that are necessarily subject to risks, uncertainties, and assumptions. No assurance can be given that the transactions described herein will be consummated or as to the ultimate terms of any such transactions. CEMEX assumes no obligation to update or correct the information contained in this press release.